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                                                                    EXHIBIT 23


                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of HCC Insurance Holdings, Inc. on Forms S-8 (File Nos. 33-94472, 33-94468, 333-14479, 333-14471 and 333-88664) of our reports dated March 26, 1998, on our audits of the consolidated financial statements and financial statement schedules of HCC Insurance Holdings, Inc. as of December 31, 1997 and 1996, and for the three year period ended December 31, 1997, which reports are included in this Annual Report on Form 10-K. Our reports state that they are based on the reports of KPMG Peat Marwick LLP, independent certified public accountants with respect to their audit of the 1996 and 1995 consolidated financial statements of AVEMCO Corporation.


                                        COOPERS & LYBRAND L.L.P.


Houston, Texas
March 27, 1998